Exhibit 8.1
June      , 2009
NetApp, Inc.
495 East Java Drive
Sunnyvale, CA 94089
Ladies and Gentlemen:
     We have acted as counsel to NetApp, Inc., a Delaware corporation (“Parent”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of May 20, 2009 (the “Agreement”), by and among Parent, Kentucky Merger Sub One Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub One”), Derby Merger Sub Two LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub Two”), and Data Domain, Inc., a Delaware corporation (the “Company”).
     Pursuant to the Agreement, Merger Sub One will merge with and into the Company, with the Company as the surviving corporation (the “First-Step Merger”). Under certain circumstances more fully described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent, immediately following the First-Step Merger, the Company would merge as part of one integrated transaction into Merger Sub Two, with Merger Sub Two as the surviving entity (the “Second-Step Merger”). If the Second-Step Merger occurs, then the First-Step Merger and the Second-Step Merger, taken together, are referred to herein as the “Merger.” If the Second-Step Merger does not occur, the First-Step Merger is referred to herein as the “Merger.” This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.
     In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, tax representation letters to be provided to us under certain circumstances by Parent, Merger Sub One, Merger Sub Two and the Company, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Registration Statement, and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Merger (the “Effective Time”) of the statements, representations and warranties made by Parent, Merger Sub, and Company in the Agreement or the Registration Statement or otherwise made to us; and (iii) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, Merger Sub, or Company or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

NetApp, Inc.
June      , 2009

     Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein and in the Registration Statement, the statements of law and legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” constitute the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the material U.S. federal income tax consequences of the Merger.
     This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Because this opinion is being delivered prior to the Effective Time, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.
     This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).
     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Registration Statement constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation